EXHIBIT 10.5

SUBSCRIPTION AGREEMENT

SUBSCRIPTION AGREEMENT made as of this 31st day of October 2005, between RelationServe Media, Inc., a Delaware corporation with offices at 6700 N. Andrews Avenue, Ft. Lauderdale, FL 33309 (the “Company”) and the undersigned (the “Subscriber”).

WHEREAS, the Company is offering in a private placement (the “Offering”) to accredited investors up to $10,000,000 of Series A Convertible Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”) convertible on the occurrence of the Consolidation Transaction (as hereinafter defined) into shares of common stock, par value $0.001 per share, of the company (the “Common Stock”) at a purchase price of $13.50 per share of the Company (the “Purchase Price”) which funds shall be utilized by the Company for the capitalization of SendTec Acquisition Corp. (“STAC”), to fund the cash portion of the purchase price the business and certain assets of SendTec, Inc. (“SendTec”) pursuant to that certain Asset Purchase Agreement dated August 9, 2005, as amended (the “Purchase Agreement”), as well as for fees and expenses in connection with the transactions and the balance for working capital; and

WHEREAS, the Subscriber desires to subscribe for the number of shares of Series A Preferred Stock set forth on the signature page hereof, on the terms and conditions hereinafter set forth.

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto do hereby agree as follows:

I.	SUBSCRIPTION FOR SERIES A PREFERRED STOCK AND REPRESENTATIONS AND COVENANTS OF SUBSCRIBER

1.1          Subject to the terms and conditions hereinafter set forth and as set forth in the Certificate of Designations, Preferences and Other Rights and Qualifications of the Series A Preferred Stock attached as Exhibit A annexed hereto, the Subscriber hereby subscribes for and agrees to purchase from the Company such number of shares of Series A Preferred Stock as is set forth upon the signature page hereof, at a price equal to the Purchase Price, and the Company agrees to sell such Series A Preferred Stock to the Subscriber for said Purchase Price, subject to the Company’s right to sell to the Subscriber such lesser number of shares of Series A Preferred Stock (or no shares of Series A Preferred Stock) as the Company may, in its sole discretion, deem necessary or desirable. The purchase price is payable by cash or wire transfer of immediately available funds to the account of the Company, pursuant to the wire instructions attached hereto as Exhibit B. The Subscriber has previously deposited with the Law Office of James Dodrill, Esq., (the “Law Firm”) as escrow agent under this Agreement the amount of the Subscribers total Purchase Price set forth on Exhibit A and agrees that Law Firm shall hold in escrow such amount and shall transmit such funds as directed by Company on the date set for closing of the SendTec acquisition without further instruction from the Subscriber, provided, however, that if the closing has not occurred by December 31, 2005 such funds shall be returned by Law Firm to Subscriber, without interest or deduction.

1.2          The Subscriber recognizes that the purchase of Series A Preferred Stock involves a high degree of risk in that (i) an investment in the Company is highly speculative and only investors who can afford the loss of their entire investment should consider investing in the Company and the Series A Preferred Stock; (ii) the Series A Preferred Stock and Common Stock underlying the Series A Preferred Stock are not registered under the Securities Act of 1933, as amended (the “Act”), or any state securities law; (iii) there is no trading market for the Series A Preferred Stock, none is likely ever to develop, and the Subscriber may not be able to liquidate his investment; (iv) transferability of the Series A Preferred Stock and Common Stock underlying the Series A Preferred Stock are extremely limited; and (v) an investor could suffer the loss of his, her or its entire investment.

1.3          The Subscriber represents and warrants that the Subscriber is an “accredited investor” as such term in defined in Rule 501 of Regulation D promulgated under the Act and that the Subscriber is able to bear the economic risk of an investment in the Series A Preferred Stock.

1.4          The Subscriber acknowledges that the Subscriber has prior investment experience (including investment in non listed and non registered securities), and has read and evaluated, or has employed the services of an investment advisor, attorney or accountant to read and evaluate, all of the documents furnished or made available by the Company to the Subscriber consisting solely of the Company’s filings and reports filed with the Securities and Exchange Commission (“SEC”), including all exhibits attached thereto) prior to the date hereof, including, without limitation, each of the Risk Factors included therein, as well as the merits and risks of such an investment by the Subscriber. The Subscriber represents that his, her or its overall commitment to investments which are not readily marketable is not disproportionate to the Subscriber’s net worth, and that the Subscriber’s investment in the Series A Preferred Stock will not cause such overall commitment to become excessive. The Subscriber represents that, if an individual, he or she has adequate means of providing for his or her current needs and personal and family contingencies and has no need for liquidity in his or her investment in the Series A Preferred Stock. The Subscriber is financially able to bear the economic risk of this investment, including the ability to afford holding the Series A Preferred Stock for an indefinite period or to afford a complete loss of this investment.

1.5          The Subscriber acknowledges receipt and careful review of the SEC documents (including all exhibits attached thereto) including all Risk Factors therein, and all other documents furnished in connection with this transaction (collectively, the “Offering Documents”) and hereby represents that the Subscriber has accessed the Company’s SEC filings and reports and has been furnished by the Company during the course of this transaction with all information regarding the Company which the Subscriber has requested or desires to know; and that the Subscriber has been afforded the opportunity to ask questions of and receive answers from duly authorized officers or other representatives of the Company concerning the terms and conditions of the Offering, and any additional information which the Subscriber has requested.

1.6          The Subscriber acknowledges that the purchase of Series A Preferred Stock and the conversion of the Series A Preferred Stock into Common Stock may involve tax consequences to the Subscriber and that the contents of the Offering Documents do not contain tax advice. The Subscriber acknowledges that the Subscriber must retain his own professional advisors to evaluate the tax and other consequences to the Subscriber of an investment in the

Series A Preferred Stock. The Subscriber acknowledges that it is the responsibility of the Subscriber to determine the appropriateness and the merits of a corporate entity to own the Subscriber’s Series A Preferred Stock and the corporate structure of such entity.

1.7          The Subscriber acknowledges that this Offering has not been reviewed by the SEC or any state securities commission, and that no federal or state agency has made any finding or determination regarding the fairness or merits of the Offering. The Subscriber represents that the Series A Preferred Stock is being purchased for his, her or its own account, for investment only, and not with a view toward distribution or resale to others. The Subscriber agrees that he will not sell or otherwise transfer the Series A Preferred Stock or the underlying Common Stock unless they are registered under the Act or unless an exemption from such registration is available, as the same may be amended from time to time.

1.8          The Subscriber understands that the provisions of Rule 144 under the Act are not available for at least one (1) year to permit resales of the Series A Preferred Stock or the underlying Common Shares, and there can be no assurance that the conditions necessary to permit such sales under Rule 144 will ever be satisfied. The Subscriber understands that the Company is under no obligation to the Subscriber to comply with the conditions of Rule 144 or take any other action necessary in order to make any exemption for the sale of the Series A Preferred Stock or the underlying Common Stock without registration available.

1.9          The Subscriber agrees to hold the Company and its directors, officers and controlling persons and their respective heirs, representatives, successors and assigns harmless and to indemnify them against all liabilities, costs and expenses incurred by them as a result of any misrepresentation made by the Subscriber contained herein or any sale or distribution by the Subscriber in violation of the Act (including without limitation the rules promulgated thereunder), any state securities laws, or the Company’s certificate of incorporation or by-laws, as amended from time to time.

1.10       The Subscriber consents to the placement of a legend on any certificate or other document evidencing the Series A Preferred Stock or the underlying Common Stock stating that they have not been registered under the Act and setting forth or referring to the restrictions on transferability and sale thereof.

1.11       The Subscriber understands that the Company will review and rely on this Subscription Agreement without making any independent investigation; and it is agreed that the Company reserves the unrestricted right to reject or limit any subscription and to withdraw the Offering at any time.

1.12       The Subscriber hereby represents that the address of the Subscriber furnished at the end of this Subscription Agreement is the undersigned’s principal residence if the Subscriber is an individual or its principal business address if it is a corporation or other entity.

1.13       The Subscriber acknowledges that if the Subscriber is a Registered Representative of an NASD member firm, the Subscriber must give such firm the notice required by the NASD’s Conduct Rules, receipt of which must be acknowledged by such firm on the signature page hereof.

1.14       The Subscriber hereby represents that, except as expressly set forth in the Offering Documents, no representations or warranties have been made to the Subscriber by the Company or any agent, employee or affiliate of the Company and in entering into this transaction, the Subscriber is not relying on any information, other than that contained in the Offering Documents and the results of independent investigation by the Subscriber.

1.15       The Subscriber recognizes that this is an offering in which the Company will accept subscriptions regardless of the attainment of any minimum amount of subscriptions, and may accept subscriptions even if the proceeds received in the Offering are less than $10,000,000. The Company will require additional financing in order to accomplish its short-term goals and its business objectives. There can be no assurance that any such additional funds will be available on reasonable terms, or at all, and any such additional funds raised in any equity offering will dilute the interests of the Subscriber. Subscriber further recognizes that Company reserves the right to pay a commission or finders fee in certain circumstances based upon the gross proceeds of the Offering.

1.16       All information provided by the Subscriber in the Investor Questionnaire attached hereto as Exhibit B is true and accurate in all respects, and the Subscriber acknowledges that the Company will be relying on such information to its possible detriment in deciding whether the Company can sell these securities to the Subscriber without giving rise to the loss of an exemption from registration under the applicable securities laws.

1.17       The Subscriber acknowledges that he/she is aware that the Company has not entered into any agreement or understanding providing for the purchase of any business or assets other than those referred to in the Offering Documents relating to the acquisition of SendTec, and no such agreements have been made, or are being negotiated, and that by execution of this Subscription Agreement, the Subscriber consents to any and all resulting terms of such purchases which will be in the sole discretion of the Company over which the Subscriber will have no effective influence.

1.18       The Subscriber acknowledges that he/she is aware that the subscription funds received by the Company will be utilized to acquire for the Company a minority equity ownership position in STAC of approximately 25% (22% of a fully-diluted basis), which will be funded with significant amounts of senior secured convertible indebtedness (the “Debentures”) of at least $30 million dollars and pursuant to which holders of indebtedness will also acquire a preferred stock interest in STAC such that the Debenture holders will acquire the right to vote 61% of all issued and outstanding share of the Capital Stock of STAC. The Company has agreed that the Company will retain a minority ownership interest in STAC for an indefinite period of time, with the right to increase its ownership only upon the achievement of certain benchmark results for the period ending September 30, 2005 and satisfaction of various additional conditions, which might not occur, and provided, further, that there has not been a default under the representations and warranties made to the purchasers of the Debentures in connection with the sale of the Debentures by STAC. As a result of this structure, Subscribers will not directly own any interest in STAC and the results of operations of STAC may not be consolidated with those of the Company for SEC reporting purposes unless the benchmark results are achieved and other requirements for consummation of the Consolidation Transaction are satisfied, which may not occur. Further, in the event of a default under the Debentures, the assets of STAC have been pledged as collateral to secure the obligations of STAC to the Debenture holders, and the

Company and the subsidiaries of the Company have agreed to guarantee the obligations of STAC to the Debenture holders for so long as the Debentures are outstanding. Following the Consolidation Transaction, the Debentures will be exchanged for new debentures that will be convertible initially into 20 Million share of Common Stock of the Company at the election of the Debenture holders which could result in additional substantial dilution to Subscribers in this Offering.

II.	REPRESENTATIONS BY THE COMPANY

The Company represents and warrants to the Subscriber that as of the date of the closing of this Offering (the “Closing Date”):

(a)          The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the corporate power to conduct the business which it conducts and proposes to conduct.

(b)          The execution, delivery and performance of this Subscription Agreement by the Company will have been duly authorized by the Company and all other corporate action required to authorize and consummate the offer and sale of the Common Stock will have been duly taken and approved.

(c)          The Series A Preferred Stock have been duly and validly authorized and issued and the Common Stock issuable upon the conversion of the Series A Preferred Stock have been reserved for issuance.

(d)          The Company has obtained, or is in the process of obtaining, all licenses, permits and other governmental authorizations necessary to the conduct of its business, except where the failure to so obtain such licenses, permits and authorizations would not have a material adverse effect on the Company. Such licenses, permits and other governmental authorizations obtained are in full force and effect, except where the failure to be so would not have a material adverse effect on the Company, and the Company is in all material respects complying therewith.

For the purposes of this Agreement, the Consolidation Transaction shall mean the closing of transactions by which there shall be cancelled all of the issued and outstanding shares of Preferred Stock of SendTec Acquisition Corp. (“STAC”), a Delaware Corporation, and the exchange of STAC Senior Secured Convertible Debentures convertible into STAC Common Stock for STAC Senior Secured Convertible Debentures convertible into Common Stock of the Company.

(e)          The Company knows of no pending or threatened legal or governmental proceedings to which the Company is a party which would materially adversely affect the business, financial condition or operations of the Company, except that the Company has advised the subscribers of certain facts described under Certain Legal Proceedings in the SEC filings and reports.

(f)           The Company is not in violation of or default under, nor will the execution and delivery of this Subscription Agreement or the issuance of the Series A Preferred

Stock, or the consummation of the transactions herein contemplated, result in a violation of, or constitute a default under, the Company’s certificate of incorporation or by-laws, any material obligations, agreements, covenants or conditions contained in any bond, debenture, note or other evidence of indebtedness or in any material contract, indenture, mortgage, loan agreement, lease, joint venture or other agreement or instrument to which the Company is a party or by which it or any of its properties may be bound or any material order, rule, regulation, writ, injunction, or decree of any government, governmental instrumentality or court, domestic or foreign.

III.	COVENANTS BY THE COMPANY

The Company agrees Subscribers shall have the certain registration rights with respect to the shares of Common Stock underlying the Series A Preferred Stock issued to Subscribers pursuant to the terms of the Registration Rights Agreement annexed hereto as Exhibit D. Certain additional holders of Common Stock will have a right to have their shares of Common Stock registered pursuant to any registration statement that is filed for Subscribers.

IV.	TERMS OF SUBSCRIPTION

4.1          Subject to Section 4.2 hereof, the subscription period will begin as of the date hereof and will terminate at 11:59 PM Eastern time, on December 31, 2005, unless sooner terminated by the Company, or extended by the Company.

4.2          The Subscriber has effected a wire transfer in the full amount of the purchase price for the Common Stock to the Company’s account in accordance with the wire instructions set forth on Exhibit B hereto.

4.3          The Subscriber hereby authorizes and directs the Company to deliver any certificates or other written instruments representing the Series A Preferred Stock to be issued to such Subscriber pursuant to this Subscription Agreement to the address indicated on the signature page hereof.

4.4          The Subscriber hereby authorizes and directs the Company to return any funds, without interest, for unaccepted subscriptions to the same account from which the funds were drawn.

4.5          If the Subscriber is not a United States person, such Subscriber shall immediately notify the Company and the Subscriber hereby represents that the Subscriber is satisfied as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Common Stock or any use of this Subscription Agreement, including (i) the legal requirements within its jurisdiction for the purchase of the Series A Preferred Stock, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale or transfer of the Series A Preferred Stock or the Common Stock underlying the Series A Preferred Stock. Such Subscriber’s subscription and payment for, and continued beneficial ownership of, the Series A Preferred Stock and the Common Stock underlying the Series A Preferred Stock will not violate any applicable securities or other laws of the Subscriber’s jurisdiction.

V.	MISCELLANEOUS

5.1          Any notice or other communication given hereunder shall be deemed sufficient if in writing and sent by reputable overnight courier, facsimile (with receipt of confirmation) or registered or certified mail, return receipt requested, addressed to the Company, at the address set forth in the first paragraph hereof, Attention: Secretary, CEO, facsimile ((954)202-6002) and to the Subscriber at the address indicated on the signature page hereof. Notices shall be deemed to have been given on the date of mailing or fax, except notices of change of address, which shall be deemed to have been given when received.

5.2          This Subscription Agreement shall not be changed, modified or amended except by a writing signed by the parties to be charged, and this Subscription Agreement may not be discharged except by performance in accordance with its terms or by a writing signed by the party to be charged.

5.3          This Subscription Agreement shall be binding upon and inure to the benefit of the parties hereto and to their respective heirs, legal representatives, successors and assigns. This Subscription Agreement sets forth the entire agreement and understanding between the parties as to the subject matter thereof and merges and supersedes all prior discussions, agreements and understandings of any and every nature among them.

5.4          Notwithstanding the place where this Subscription Agreement may be executed by any of the parties hereto, the parties expressly agree that all the terms and provisions hereof shall be construed in accordance with and governed by the internal laws of the State of Delaware without reference to principles of conflicts of laws. The parties hereby agree that any dispute which may arise between them arising out of or in connection with this Subscription Agreement shall be adjudicated before a court located in Broward County, Florida and they hereby submit to the exclusive jurisdiction of the federal and state courts of the State of Florida located in Broward County with respect to any action or legal proceeding commenced by any party, and irrevocably waive any objection they now or hereafter may have respecting the venue of any such action or proceeding brought in such a court or respecting the fact that such court is an inconvenient forum, relating to or arising out of this Subscription Agreement or any acts or omissions relating to the sale of the securities hereunder, and consent to the service of process in any such action or legal proceeding by means of registered or certified mail, return receipt requested, in care of the address set forth below or such other address as the undersigned shall furnish in writing to the other.

5.5          This Subscription Agreement may be executed in counterparts. Upon the execution and delivery of this Subscription Agreement by the Subscriber, this Subscription Agreement shall become a binding obligation of the Subscriber with respect to the purchase of Series A Preferred Stock as herein provided; subject, however, to the right hereby reserved to the Company to (i) enter into the same agreements with other subscribers, (ii) to add and/or to delete other persons as subscribers and (iii) to cut back or reject any subscription.

5.6          The holding of any provision of this Subscription Agreement to be invalid or unenforceable by a court of competent jurisdiction shall not affect any other provision of this Subscription Agreement, which shall remain in full force and effect.

5.7          It is agreed that a waiver by either party of a breach of any provision of this Subscription Agreement shall not operate, or be construed, as a waiver of any subsequent breach by that same party.

5.8          The parties agree to execute and deliver all such further documents, agreements and instruments and take such other and further action as may be necessary or appropriate to carry out the purposes and intent of this Subscription Agreement.

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RELATIONSERVE MEDIA, INC.

Addendum To Series A Convertible Preferred Stock Subscription Agreement Dated October 31, 2005

This Addendum supplements that certain Series A Convertible Preferred Stock (“Series A Preferred Stock”) Subscription Agreement of RelationServe Media, Inc. (“we,” “us” or the “Company”) dated October 31, 2005 (the “Subscription Agreement”). To the extent of any inconsistency between this Addendum and the Subscription Agreement, this Addendum shall control and supercede any contrary provisions in the Subscription Agreement. Unless otherwise defined, capitalized terms used herein shall have the meaning assigned to them in the Certificate of Designations, Preferences and Other Rights and Qualifications of Series A Preferred Stock.

Supplement

If the Company, at any time while any shares of Series A Preferred Stock are outstanding, shall offer, sell, grant any option to purchase or offer, sell or grant any right to reprice its securities, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any Common Stock or common stock equivalents entitling any person to acquire shares of Common Stock, at an effective price per share less than the then Conversion Price (such lower price, the “Base Conversion Price” and such issuances collectively, a “Dilutive Issuance”), as adjusted hereunder (if the holder of the Common Stock or common stock equivalents so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which is issued in connection with such issuance, be entitled to receive shares of Common Stock at an effective price per share which is less than the Conversion Price, such issuance shall be deemed to have occurred for less than the Conversion Price on such date of the Dilutive Issuance), then the Conversion Price shall be reduced to equal the Base Conversion Price. Such adjustment shall be made whenever such Common Stock or common stock equivalents are issued. Notwithstanding the foregoing, no adjustment will be made in respect of an Exempt Issuance (as defined below). The Company shall notify the Purchasers in writing, no later than the business day following the issuance of any Common Stock or common stock equivalents subject to this section, indicating therein the applicable issuance price, or applicable reset price, exchange price, conversion price and other pricing terms (such notice, the “Dilutive Issuance Notice”). For purposes of clarification, whether or not the Company provides a Dilutive Issuance Notice, upon the occurrence of any Dilutive Issuance, after the date of such Dilutive Issuance the Purchasers are entitled to receive the number of shares of Common Stock based upon the Base Conversion Price, regardless of whether the Company accurately refers to the Base Conversion Price in the Notice of Conversion.

For purposes of this Addendum an Exempt Issuance shall mean the issuance of (a) shares of Common Stock or options to employees, consultants, officers or directors of the Company, pursuant to any stock or option plan duly adopted by a majority of the non-employee members of the Company’s Board of Directors or a majority of the members of a committee of non-employee directors established for such purpose; provided that the number of shares directly or upon exercise of options to be issued to consultants shall not exceed 100,000 in the aggregate; (b) securities exercisable or exchangeable for or convertible into shares of Common Stock, as applicable, issued and outstanding on the date of this Addendum, provided that such securities have not been amended since the date of this Addendum to increase the number of such securities or to decrease the exercise, exchange or conversion price of any such securities; and (c) securities issued pursuant to acquisitions or strategic transactions, provided any such issuance (x) shall only be to a person that is, itself or through its subsidiaries, an operating company in a business synergistic with the business of the Company and in which the Company receives benefits in addition to the investment of funds, but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities, (y) shall only be to a person that is not an affiliate of the Company or the Company’s subsidiaries, and (z) has been approved by a majority of the independent directors of the Company (as independence is determined by the rules of the Securities Exchange Commission).